Exhibit 99.1

Armlogi Holding Corp. Announces Fiscal 2025 Third Quarter and Nine-Month Results

WALNUT, CA, May 14, 2025 - Armlogi Holding Corp. (“Armlogi” or the “Company”) (Nasdaq: BTOC), a U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions related to warehouse management and order fulfillment, today announced financial results for its fiscal 2025 third quarter and nine months ended March 31, 2025.

Financial Results for the Three Months Ended March 31, 2025:

Total revenue increased by approximately $7.4 million, or 19.3%, to $45.8 million during the three months ended March 31, 2025, compared to $38.4 million for the same period in 2024. This growth reflects continued demand for our services.

Costs of sales increased by approximately $10.5 million, or 29.8%, to $45.6 million during the three months ended March 31, 2025, compared with $35.1 million during the same period in 2024. This increase is primarily attributed to higher operational costs associated with service delivery and the expansion of our operational footprint.

Our overall gross profit was $0.28 million for the three months ended March 31, 2025, a decrease from $3.32 million for the same period in 2024. Consequently, the gross profit margin was approximately 0.6% for the current quarter, compared to approximately 8.6% in the prior year’s quarter. This reduction in gross margin reflects the aforementioned increased costs of sales.

General and administrative expenses were $4.47 million for the three months ended March 31, 2025, an increase from $3.27 million in the same period of 2024, reflecting investments to support our growing operations and strategic initiatives.

As a result of these factors, the Company reported a loss from operations of $4.19 million for the three months ended March 31, 2025, compared to income from operations of $0.05 million for the same period in 2024.

Our net loss for the three months ended March 31, 2025, was $3.76 million, or ($0.09) per basic and diluted share. This compares with net income of $0.68 million, or $0.02 per basic and diluted share, for the three months ended March 31, 2024.

Financial Results for the Nine Months Ended March 31, 2025:

Total revenue increased by approximately $17.8 million, or 14.6%, to $139.5 million during the nine months ended March 31, 2025, compared to $121.7 million for the same period in 2024. This growth underscores the sustained demand for our comprehensive logistics solutions.

Costs of sales increased by approximately $36.85 million, or 35.0%, to $142.3 million during the nine months ended March 31, 2025, compared with $105.5 million during the same period in 2024. This increase reflects the costs associated with our expanded operational footprint, investments in service capabilities, and certain market pressures that increased costs of resources necessary for our operations.

Our overall gross loss was $2.85 million for the nine months ended March 31, 2025, a shift from a gross profit of $16.23 million for the same period in 2024. This has resulted in a negative gross profit margin of approximately (2.0)% for the current nine-month period, compared to a positive margin of 13.3% in the prior year’s period. We are focused on initiatives to address these margin challenges, as well as the challenges that may be presented by the U.S.-China trade developments, anticipated cost pressures of which we are endeavoring to mitigate, should they not be favorably resolved, going forward.

General and administrative expenses were $10.80 million for the nine months ended March 31, 2025, an increase from $8.10 million in the same period of 2024, reflecting ongoing investments to scale our business and support our growth trajectory.

Consequently, the Company reported a loss from operations of $13.65 million for the nine months ended March 31, 2025, compared to income from operations of $8.13 million for the same period in 2024.

Our net loss for the nine months ended March 31, 2025, was $10.06 million, or ($0.24) per basic and diluted share. This compares with net income of $7.18 million, or $0.18 per basic and diluted share, for the nine months ended March 31, 2024.

Management Commentary

Aidy Chou, Chairman and Chief Executive Officer of Armlogi, commented, “Our third quarter and nine-month results reflect continued revenue growth, which underscores the ongoing demand for our logistics solutions. At the same time, we continue to face significant operational investments and market-related cost pressures that have impacted our profitability. We are diligently working to optimize our expanded warehouse footprint and enhance operational efficiencies across all our service lines.”

“We are encouraged by the recent development in U.S.-China trade talks, which has resulted in a substantial reduction in tariffs. We believe this may be a positive signal for Armlogi and the broader logistics sector. While we continue to take a cautious approach in our overall planning, prioritizing sustainable growth and improved profitability, the reduction in trade tensions may allow us to look forward with cautious optimism. Our commitment to leveraging technology and delivering comprehensive supply-chain solutions for our clients remains strong as we navigate the evolving economic environment and work to position Armlogi for potential future growth.”

Conference Call & Audio Webcast

Armlogi’s management team will hold an earnings conference call at 8:00 am Pacific Time (11:00 am Eastern Time) on Friday, May 16, to discuss the Company’s financial results and provide an overview of the Company’s operations. Armlogi’s management team will lead the conference call and answer investor questions.

To access the call by phone, please dial 1-800-274-8461 (international callers, please dial 1-203-518-9814) approximately 10 minutes before the start of the call. Refer to conference ID: ARMLOGI. **NOTE: THIS CONFERENCE ID WILL BE REQUIRED FOR ENTRY

A live audio conference call webcast will be available online at https://viavid.webcasts.com/starthere.jsp?ei=1720635&tp_key=1793680a37.

About Armlogi Holding Corp.

Armlogi Holding Corp., based in Walnut, CA, is a U.S.-based warehousing and logistics service provider that offers a comprehensive package of supply-chain solutions relating to warehouse management and order fulfillment. The Company caters to cross-border e-commerce merchants looking to establish overseas warehouses in the U.S. market. With ten warehouses covering over three and a half million square feet, the Company offers comprehensive one-stop warehousing and logistics services. The Company’s warehouses are equipped with facilities and technology for handling and storing large and bulky items. For more information, please visit www.armlogi.com.

Armlogi is on X (formerly Twitter). Sign up to follow @ArmLogiUS at https://x.com/ArmLogiUS.

Armlogi is on LinkedIn; follow us at https://www.linkedin.com/company/armlogi-holding-corp.

Forward-Looking Statements

This press release contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “intends,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us.

Company Contact:

info@armlogi.com

Investor Relations Contact:

Matthew Abenante, IRC

President

Strategic Investor Relations, LLC

Tel: 347-947-2093

Email: matthew@strategic-ir.com

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ARMLOGI HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2025 AND JUNE 30, 2024
(US$, except share data, or otherwise noted)

	March 31, 2025	June 30, 2024
	US$	US$
	Unaudited
Assets
Current assets
Cash	5,631,247	7,888,711
Accounts receivable and other receivable, net	26,843,491	25,465,044
Other current assets	2,222,012	1,624,611
Prepaid expenses	1,204,992	1,129,435
Loan receivables	3,845,402	1,877,131
Total current assets	39,747,144	37,984,932
Non-current assets
Restricted cash	3,779,572	2,061,673
Long-term loan receivables	—	2,908,636
Property and equipment, net	11,660,557	11,010,407
Intangible assets, net	66,002	92,708
Right-of-use assets – operating leases	122,126,701	111,955,448
Right-of-use assets – finance leases	201,012	309,496
Other non-current assets	459,555	711,556
Total assets	178,040,543	167,034,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities
Accounts payable and accrued liabilities	6,870,867	7,502,339
Contract liabilities	468,128	276,463
Income taxes payable	—	57,589
Due to related parties	—	350,209
Accrued payroll liabilities	687,530	405,250
Convertible notes	6,337,398	—
Operating lease liabilities – current	28,297,648	24,216,446
Finance lease liabilities – current	139,331	155,625
Total current liabilities	42,800,902	32,963,921
Non-current liabilities
Operating lease liabilities – non-current	104,986,058	93,126,092
Finance lease liabilities – non-current	77,042	169,683
Deferred income tax liabilities	-	1,536,455
Total liabilities	147,864,002	127,796,151

Commitments and contingencies
Stockholders’ equity
Common stock, US$0.00001 par value, 100,000,000 shares authorized, 42,112,026 and 41,634,000 issued and outstanding as of March 31, 2025 and June 30, 2024, respectively	421	416
Additional paid-in capital	16,468,859	15,468,864
Retained earnings	13,707,261	23,769,425
Total stockholders’ equity	30,176,541	39,238,705
Total liabilities and stockholders’ equity	178,040,543	167,034,856

ARMLOGI HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2025 AND 2024
(US$, except share data, or otherwise noted)

	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Nine Months Ended March 31, 2025	Nine Months Ended March 31, 2024
	US$	US$	US$	US$
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue	45,844,322	38,439,935	139,469,900	121,689,863
Costs of sales	45,566,202	35,115,736	142,315,578	105,461,383
Gross profit (loss)	278,120	3,324,199	(2,845,678)	16,228,480

Operating costs and expenses:
General and administrative	4,472,813	3,269,493	10,800,794	8,097,196
Total operating costs and expenses	4,472,813	3,269,493	10,800,794	8,097,196

Income (loss) from operations	(4,194,693)	54,706	(13,646,472)	8,131,284

Other (income) expenses:
Other income, net	(718,025)	(914,419)	(2,488,346)	(1,902,813)
Loss on disposal of assets	—	—	43,625	—
Finance costs	278,385	11,041	367,382	37,779
Total other (income) expenses	(439,640)	(903,378)	(2,077,339)	(1,865,034)

Income (loss) before provision for income taxes	(3,755,053)	958,084	(11,569,133)	9,996,318

Current income tax expense	—	200,612	—	2,079,038
Deferred income tax (recovery) expense	—	75,252	(1,506,969)	735,459
Total income tax (recovery) expenses	—	275,864	(1,506,969)	2,814,497
Net income (loss)	(3,755,053)	682,220	(10,062,164)	7,181,821
Total comprehensive income (loss)	(3,755,053)	682,220	(10,062,164)	7,181,821

Basic & diluted net (loss) earnings per share	(0.09)	0.02	(0.24)	0.18
Weighted average number of shares of common stock-basic and diluted	41,714,608	40,000,000	41,651,007	40,000,000

ARMLOGI HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2025 AND 2024 (UNAUDITED)
(US$, except share data, or otherwise noted)

	For The Nine Months Ended March 31, 2025	For The Nine Months Ended March 31, 2024
	US$	US$
	Unaudited	Unaudited
Cash Flows from Operating Activities:
Net (loss) income	(10,062,164)	7,181,821
Net loss from disposal of fixed assets	43,625	6,895
Depreciation of property and equipment and right-of-use financial assets	1,983,166	1,444,441
Amortization	26,706	26,488
Non-cash operating leases expense	5,833,789	3,450,304
Gain from settlement of commitment payable	(100,000)	—
Accretion of convertible note	344,925	—
Current estimated credit loss	228,363	(22,827)
Deferred income taxes	(1,536,455)	735,459
Interest income	(96,340)	(87,923)
Changes in working capital:
Accounts receivable and other receivables	(1,606,810)	(7,685,423)
Other current assets	(597,401)	(376,820)
Other non-current assets	252,001	—
Prepaid expenses	(75,557)	(425,146)
Accounts payable & accrued liabilities	(631,472)	(2,212,137)
Contract liabilities	191,665	(187,925)
Income tax payable	(57,589)	1,907,403
Accrued payroll liabilities	282,280	199,806
Net changes in derecognized ROU and operating lease liabilities	(63,874)	—
Net cash (used in) provided from operating activities	(5,641,142)	3,954,416

Cash Flows from Investing Activities:
Purchase of property and equipment	(2,593,457)	(3,080,643)
Loan disbursement	(1,000,000)	(1,600,000)
Proceeds from repayment of loan receivables	2,036,705	—
Proceeds from sale of property and equipment	25,000	—
Net cash used in investing activities	(1,531,752)	(4,680,643)

Cash Flows from Financing Activities:
Proceeds received from related parties	—	1,000
Deferred issuance costs for initial public offering	—	(638,231)
Repayment to related parties	(350,209)	511,353
Net proceeds from SEPA	8,092,473	—
Repayment of commitment payable	(150,000)	—
Repayment of finance lease liabilities	(108,935)	(125,474)
Repayment of SEPA	(850,000)	—
Capital contributions from stockholders	—	466,156
Net cash provided by financing activities	6,633,329	214,804

Net decrease in cash and restricted cash	(539,565)	(511,423)
Cash and restricted cash, beginning of year	9,950,384	6,558,099
Cash and restricted cash, end of nine months periods	9,410,819	6,046,676

The following table provides a reconciliation of cash and restricted cash reported within the Consolidated Balance Sheets that equal the totals of the same amounts shown in the Consolidated Statements of Cash Flows:
Cash	5,631,247	3,985,003
Restricted cash – non-current	3,779,572	2,061,673
Total cash and restricted cash shown in the Consolidated Balance Sheet	9,410,819	6,046,676

Supplemental Disclosure of Cash Flows Information:
Cash paid for income tax	(87,074)	(171,635)
Cash paid for interest	22,457	—
Non-cash Transactions:
Right-of-use assets acquired in exchange for operating lease liabilities	28,685,914	81,927,507
Decrease in right-of-use assets due to remeasurement of lease terms	884,394	—
Shares issued to settle commitment fee	250,000	—
IPO expenses paid by stockholders	—	300,000
Shares issued pursuant to SEPA	750,000	—